SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Pulte Homes, Inc.
(Exact name of registrant as specified in its charter)

Michigan	38-2766606

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, Michigan	48304

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: 333-133876
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

7.375% Senior Notes due June 1, 2046	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
(None)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
Indenture Supplement dated as of May 17, 2006

Item 1. Description of Registrant’s Securities to be Registered.
     For a description of the terms and provisions of the 7.375% Senior Notes due June 1, 2046 (the “Senior Notes”) issued by Pulte Homes, Inc. (the “Company”) to be registered hereunder, reference is made to the information under the heading “Description of Debt Securities” on pages 4 though 14 of the Company’s Prospectus dated May 8, 2006 (Registration No. 33-133876), as supplemented by the information under the heading “Description of Senior Notes” on pages S-13 through S-27 and the information under the heading “Risk Factors” on pages S-7 and S-8 of the Company’s Prospectus Supplement, dated May 10, 2006, attached hereto as Exhibit 99(A), which information is hereby incorporated by reference and made a part hereof in its entirety.
     The Senior Notes are being guaranteed (the “Guarantees”) by the Company’s direct or indirect wholly-owned homebuilding subsidiaries in the United States (including Pulte Home Corporation, Del Webb Corporation and all of their respective homebuilding subsidiaries in the United States), including: American Title of the Palm Beaches Corporation; Anthem Arizona L.L.C.; Asset Five Corp.; Asset Seven Corp.; Carr’s Grant, L.L.C.; Del E. Webb Foothills Corporation; Del Webb California Corp.; Del Webb Communities, Inc.; Del Webb Communities of Illinois, Inc. (formerly known as Bellasera Corp.); Del Webb Corporation; Del Webb Golf Corp.; Del Webb Home Construction, Inc.; Del Webb Limited Holding Co.; Del Webb Southwest Co.; Del Webb Texas Limited Partnership; Del Webb’s Coventry Homes Construction Co.; Del Webb’s Coventry Homes, Inc.; Del Webb’s Coventry Homes of Nevada, Inc.; Del Webb’s Spruce Creek Communities, Inc.; Del Webb’s Sunflower of Tucson, Inc.; Devtex Land, L.P.; DiVosta Building Corporation; DiVosta Homes Sales, Inc. (formerly known as DiVosta Homes, Inc.); DiVosta Homes, L.P.; Florida Building Products, LLC; Harrison Hills, LLC; Island Walk Development Company; PB Venture L.L.C.; PBW Corporation; PC/BRE Development L.L.C.; PC/BRE Springfield L.L.C.; PC/BRE Venture L.L.C.; PC/BRE Whitney Oaks L.L.C.; PC/BRE Winfield L.L.C.; PH1 Corporation; PH2 Corporation; PH3 Corporation; PH4 Corporation; PHT Building Materials Limited Partnership; PN I, Inc.; PN II, Inc.; Pulte Building Systems Holding Company L.L.C.; Pulte Communities NJ, Limited Partnership; Pulte Development Corporation; Pulte Home Corporation; Pulte Home Corporation of the Delaware Valley; Pulte Homes of Greater Kansas City, Inc.; Pulte Homes of Michigan LLC; Pulte Homes of Michigan I Limited Partnership; Pulte Homes of Minnesota Corporation; Pulte Homes of New England LLC; Pulte Homes of New Mexico, Inc.; Pulte Homes of New York, Inc.; Pulte Homes of NJ, Limited Partnership; Pulte Homes of Ohio LLC; Pulte Homes of PA, Limited Partnership; Pulte Homes of Texas, L.P.; Pulte Homes Tennessee Limited Partnership; Pulte Land Company, LLC; Pulte Land Development Corporation; Pulte Lifestyle Communities, Inc.; Pulte Michigan Holdings Corporation; Pulte Michigan Services, LLC; Pulte Payroll Corporation; Pulte Realty Corporation; Radnor Homes, Inc.; RiverWalk of the Palm Beaches Development Company, Inc.; RN Acquisition 2 Corp.; Terravita Corp.; Terravita Home Construction Co.; Wil Corporation; and Wilben, LLLP (collectively the “Guarantors”).
     Any right that the Company has or that the Company’s creditors have to participate in the assets of any of the Company’s subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the Senior Notes will also be effectively subordinated to the creditors of the Company’s subsidiaries. The Senior Notes will, however, have the benefit of the Guarantees from the Guarantors, which consist of all of the Company’s U.S. homebuilding subsidiaries. The Guarantees from the Guarantors are unsecured, and accordingly, will be effectively subordinated to the secured debt of the Guarantors. The Company’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the senior notes or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the Guarantees. The payment of dividends or the making of loans and advances to the Company by the Company’s subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.
Item 2. Exhibits.
99(A)	Prospectus Supplement dated May 10, 2006 and Prospectus, dated May 8, 2006 (incorporated by reference to the Company’s filing pursuant to Rule 424(b)).

99(B)	7.375% Senior Note due 2046. (Incorporated by reference to the Company’s Current Report on Form 8-K filed May 16, 2006.)

99(C)	Senior Note Indenture dated as of October 24, 1995 among Pulte Homes, Inc. (formerly known as Pulte Corporation), certain of its subsidiaries, as Guarantors, and J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), covering Pulte Corporation’s 7.3% unsecured senior notes due 2005 and 7.625% unsecured senior notes due 2017 ($150,000,000 aggregate principal amount outstanding). (Incorporated by reference to Exhibit (c)1 to the Company’s Current Report on Form 8-K dated October 20, 1995.)

99(D)	Indenture Supplement dated as of August 27, 1997 among Pulte Homes, Inc. (formerly known as Pulte Corporation), J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 8-K dated October 6, 1997.)

99(E)	Indenture Supplement dated as of March 20, 1998 among Pulte Homes, Inc. (formerly known as Pulte Corporation), J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated March 24, 1998.)

99(F)	Indenture Supplement dated as of January 31, 1999 among Pulte Homes, Inc. (formerly known as Pulte Corporation), J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated March 3, 1999.)

99(G)	Indenture Supplement dated as of February 21, 2001, among Pulte Homes, Inc, J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4(j) to the Company’s Annual Report on Form 10-K dated December 31, 2003.)

99(H)	Indenture Supplement dated as of August 6, 2001, among Pulte Homes, Inc., J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-4, Registration No. 333-70786.)

99(I)	Indenture Supplement dated as of June 12, 2002, among Pulte Homes, Inc., J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4(m) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

99(J)	Indenture Supplement dated as of February 3, 2003, among Pulte Homes, Inc., J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4(n) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

99(K)	Indenture Supplement dated as of May 22, 2003, among Pulte Homes, Inc., J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4(o) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

99(L)	Indenture Supplement dated as of January 16, 2004, among Pulte Homes, Inc., J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4(p) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

99(M)	Indenture Supplement dated as of June 12, 2002, among Pulte Homes, Inc., J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4(n) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.)

99(N)	Indenture Supplement dated as of February 10, 2005, among Pulte Homes, Inc., J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc. (Incorporated by reference to Exhibit 4(o) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.)

99(O)	Indenture Supplement dated as of May 17, 2006, among Pulte Homes, Inc., J.P. Morgan Trust Company, National Association (as successor Trustee to Bank One Trust Company, National Association, which was successor Trustee to The First National Bank of Chicago), and certain subsidiaries of Pulte Homes, Inc.*

* Filed herewith.
Other securities issued by Pulte Homes, Inc. are listed on the New York Stock Exchange.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PULTE HOMES, INC.

By:	/s/ Bruce E. Robinson

Name: Bruce Robinson
Title: Vice President and Treasurer
Date: May 22, 2006